Exhibit 99


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS


Liquidity and Capital Resources

The Company's liquidity is primarily affected by the requirements of its ongoing construction program. During 1993, all of the Company's construction and nuclear fuel expenditures were provided for by internally generated cash. These expenditures increased $7 million in 1993 as compared to 1992, while cash generated internally increased by $0.8 million. It is anticipated that 1994 construction and nuclear fuel expenditures will be $20 million, while in 1995 and 1996, expenditures are expected to be at slightly higher levels. Through these expenditures, the Company will have efficient, up-to-date facilities for providing reliable service to customers and for meeting their future energy needs.

The Company negotiated a purchased power agreement with Dairyland Power Cooperative (DPC) in July 1992. The agreement calls for the Company to purchase 40 megawatts of electric capacity from DPC during the years 1996 to 2000, with an option to purchase up to 80 megawatts during this period. This contract, along with existing conservation and load management programs, should allow the Company to cost-effectively delay construction of any new additional generating capacity beyond the year 2000.

Expenditures for construction and nuclear fuel estimated for 1994, actual for 1993, and the average for the three-year period 1990 to 1992 are shown below.

For the years ended December 31:
(Thousands of dollars)             1994                      Annual Average
                                Estimated          1993        1990 - 1992
Electric
 Production................. $ 2,211   11.0% $ 3,427   14.5% $ 2,369  12.0%
 Transmission...............   1,160    5.8      718    3.0    2,462  12.5
 Distribution and General...   7,627   37.8    9,038   38.2    7,693  39.0
 Nuclear fuel...............   2,826   14.0    2,909   12.3    2,346  11.9
    Total Electric..........  13,824   68.6   16,092   68.0   14,870  75.4
Gas.........................   4,719   23.4    4,338   18.4    3,981  20.2
Common......................   1,627    8.0    3,218   13.6      868   4.4
    Total................... $20,170  100.0% $23,648  100.0% $19,719 100.0%

The current financial statements report operating results in terms of historical cost. Even though the statements provide a reasonable, objective, quantifiable statement of financial results, they do not evaluate the impact of inflation. For ratemaking purposes, projected normal operating costs include impacts of inflation which are recoverable in revenues. However, electric and gas utilities, in general, are adversely impacted by inflation because depreciation of utility plant is limited to the recovery of historical costs. Thus, cash flows from the recovery of existing utility plant may, to a certain extent, not be adequate to provide replacement of plant investment.

Environmental and Legislative Issues

The Federal Clean Air Act as amended in 1990 will have a major impact on many electric utilities. However, the Company does not anticipate that Phase I of the Act, effective in 1995, will have any major impact on operations. The Company is also confident that if capital investments are required at some future date, the Company will receive timely recovery of such costs. The Company believes that fuel switching will be the effective strategy to follow to meet Phase II of the Act.

In 1992, the National Energy Policy Act (Act) was enacted. Generally, the Act promotes energy efficiency, a clean environment, and increased competition in the electric generation and bulk transmission areas. The Company is actively engaged in each of these areas. Wisconsin is a world leader in promoting energy efficiency, adherence to strict environmental principles, and competition for both generation and transmission. The utilities industry has seen significant changes in 1993 through increasing competition. New regulations have encouraged competition and are leading the way toward a deregulated market. This competition could have a significant impact on the Company. The Company is positioning itself to succeed in such an environment.

On April 8, 1992, the Federal Energy Regulatory Commission (FERC) issued Order 636. Order 636 requires all companies with natural gas pipelines to separate natural gas sales service from transmission service. It also requires these pipelines to offer flexibility to parties contracting for service.

Following the issuance of Order 636, ANR Pipeline Company (ANR) and Northern Natural Gas Company (NNG), the Company's pipeline suppliers, made filings at FERC to comply with Order 636. The Company played an active role negotiating with both pipelines the greatest benefit for its customers. Effective November 1, 1993, ANR and NNG's services that comply with Order 636 went into effect. The services that the Company has contracted for have met the needs of its customers reliably and economically.

Capitalization Matters

At December 31, 1993, bank lines of credit available to the Company were $25 million. The bank lines are generally used to support commercial paper issued, which represents a primary source of short-term financing. The Company's dealer-issued commercial paper carries the highest ratings assigned by Moody's Investors Service and Standard & Poor's Corporation.

On February 24, 1993, the Company issued $25 million of 7.70 percent First Mortgage Bonds, 2028 Series. The proceeds were used to redeem the outstanding $25 million of 9 1/4 percent First Mortgage Bonds, 2016 Series, effective March 24, 1993. On September 22, 1993, the Company redeemed the outstanding $8.8 million, 8 percent First Mortgage Bonds, 1999 Series, and replaced these bonds with short-term debt.

The Company's existing bonds are rated AA by Fitch Investors Service, AA by Standard & Poor's, and Aa2 by Moody's Investors Service.

In December 1990, the Company sold $15 million of its accounts receivables to decrease short-term debt. This program remains in effect as of December 31, 1993. Under the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, the Company has purchased all of its shares of common stock on the open market. The Company anticipates it will be able to meet its construction requirements, reduce short-term debt, and meet sinking fund debt requirements with internally generated funds and construction fund draw-downs over the next three years.

Results of Operations

Electric Results

Electric retail sales for 1993 increased 5.0 percent from 1992. The increase in 1993 sales is due to a warmer summer compared to 1992. The average temperature for the third quarter of 1993 was approximately 67 degrees Fahrenheit as compared to 64 degrees Fahrenheit for the same time period in 1992. Cooling degree days for the calendar year 1993 (as measured by the number of degrees the mean daily temperature is above 65 degrees Fahrenheit) were 84 percent higher than in 1992. As a result, revenues increased
3.2 percent in 1993 as compared to 1992. The continuing growth of the customer base has also contributed to the increase in sales and revenues. Electric customer base has grown 1.5 percent during 1993.

In 1992, electric retail sales decreased 2.2 percent from 1991 while total electric revenues decreased 2.5 percent for the same time period. The decrease in 1992 sales and revenues, when compared to 1991, is due to a cooler summer.

Gas Results

Gas delivered to the customers for 1993 increased 12 percent from 1992 as shown in the following table. A cooler first quarter experienced in 1993 than in 1992 contributed to increased gas deliveries. The average temperature for the first quarter of 1993 was 25 degrees Fahrenheit (which is close to normal) as compared to 30 degrees Fahrenheit for the same period in 1992. Heating degree days (as measured by the number of degrees the mean daily temperature is below 65 degrees Fahrenheit) were 7,351 for the year 1993 as compared to 7,050 for 1992 and normal of 7,455.

Gas sales and revenues increased in 1993 versus 1992 due to cooler weather conditions, a shift in a major customer from transportation rates (which is not counted as a system sale) to system rates, and an increase in customers aided by the acquisitions of two gas utilities.

Changes in gas sold, transported, and delivered, as compared to the previous years, were:

                                Retail          Gas        Total Gas
                               Gas Sales    Transported    Delivered

                                        Increase (Decrease)
     1993
     Million therms..........    28.5          (8.4)          20.1
     Percentage..............      17%         (83)%            12%

     1992
     Million therms..........     0.3           0.9            1.2
     Percentage..............       -             9%             1%

     1991
     Million therms..........    15.0           2.8           17.8
     Percentage..............      10%           44%            11%

Fuel and Gas Costs

Fuel used for electric generation decreased about 11 percent for the twelve months ended December 31, 1993, as compared to the same time period in 1992. Purchased power cost increased about 75 percent for the same time periods. The Company has actively pursued obtaining more purchased power contracts in an effort to delay construction of new generating facilities. Although total purchased power costs increased, the cost per megawatt-hour decreased when compared to 1992. This was accomplished despite increased purchased power demands in 1993 during peak times. In August, the Company set a record for peak demand of 541 megawatts for one hour. The Company had adequate reserve margins to handle this demand.

Natural gas costs increased 18 percent over 1992, which is mostly due to the increased gas deliveries. Also, a large customer shifted from transportation rates onto the Company's system rates. Transportation rates are only recorded on a margin basis, while system rates are recorded on a total cost basis. Despite increased purchased gas costs in 1993, the cost per therm in 1993 remained relatively the same as in 1992.

Other Items

Interest on long-term debt decreased approximately 16 percent for the twelve months ended December 31, 1993, as compared to the same period for 1992. This is attributable to the Company's refinancing of several of its First Mortgage Bond issues at lower interest rates.

A higher level of commercial paper outstanding throughout 1993 has contributed to an increase in other interest expense from the same 1992 period (see
Notes 1h. and 2d.).

REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors,
Madison Gas and Electric Company:


     We have audited the accompanying consolidated balance sheet and statement of capitalization of MADISON GAS AND ELECTRIC COMPANY and subsidiaries as of December 31, 1993, and the related consolidated statements of income and retained income and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Madison Gas and Electric Company and subsidiaries as of December 31, 1993, and the consolidated results of their operations and their cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


Milwaukee, Wisconsin                    COOPERS & LYBRAND
February 11, 1994

      CONSOLIDATED STATEMENTS OF INCOME AND RETAINED INCOME
      For the years ended December 31
      (Thousands of dollars, except per-share amounts)

                                                             1993        1992           1991
                STATEMENTS OF INCOME

      Operating Revenues (Notes 1b and 4)
        Electric........................................   $147,201     $142,646     $146,378
        Gas.............................................     96,932       85,356       85,822
            Total Operating Revenues....................    244,133      228,002      232,200

      Operating Expenses
        Fuel used for electric generation (Note 1d).....     23,125       26,062       27,684
        Purchased power.................................     11,190        6,378        7,119
        Natural gas purchased...........................     62,479       53,169       51,961
        Other operations (Note 1h)......................     56,103       52,469       52,460
        Maintenance.....................................     13,029       12,544       13,170
        Depreciation and amortization (Note 1f).........     21,791       21,427       21,025
        Income tax items (Note 1g)
          Deferred taxes................................      3,255        2,563        3,197
          Current federal income........................      9,134        8,690        9,813
          Amortization of investment tax credits........       (803)        (759)        (893)
          Current state income..........................      2,378        2,290        2,418
        Other general taxes.............................      8,222        8,107        7,872
            Total Operating Expenses....................    209,903      192,940      195,826

      Net Operating Income..............................     34,230       35,062       36,374
        Allowance for funds used during construction -
          equity funds (Note 1c)........................         81           42           76
        Other income, net...............................      1,988        2,139        1,114

            Income Before Interest Expense..............     36,299       37,243       37,564

      Interest Expense
        Interest on long-term debt......................     11,195       13,249       12,460
        Other interest (Note 1h)........................        478          216          276
        Allowance for funds used during construction -
          borrowed funds (Note 1c)......................        (49)         (29)         (52)
            Net Interest Expense........................     11,624       13,436       12,684

      Net Income........................................     24,675       23,807       24,880

      Preferred stock dividend requirements.............        489          506          524

      Earnings on Common Stock..........................   $ 24,186     $ 23,301     $ 24,356

      Earnings Per Share of Common Stock (Note 2a)
      (Average shares outstanding--10,703,558,
        10,697,218, and 10,695,773, respectively).......      $2.26        $2.18        $2.28

                STATEMENTS OF RETAINED INCOME

      Balance--Beginning of Year........................    $68,380      $64,226      $58,594
      Add - Net income..................................     24,675       23,807       24,880
      Deduct - Cash dividends on common stock...........    (19,701)     (19,147)     (18,724)
             - Preferred stock dividend.................       (489)        (506)        (524)
      Balance--End of Year..............................    $72,865      $68,380      $64,226

      The accompanying notes are an integral part of the above statements.

      CONSOLIDATED BALANCE SHEETS
      At December 31
      (Thousands of dollars)

                                                                      1993             1992
                          ASSETS

      Utility Plant, at original cost (Note 1c)
        In service--Electric (Note 1e)..........................    $466,984         $458,754
                  --Gas.........................................     158,458          154,940
            Gross Plant in Service..............................     625,442          613,694
        Less--Accum. provision for depreciation (Note 1f).......    (302,904)        (284,248)
            Net Plant in Service................................     322,538          329,446
        Construction work in progress...........................      12,251            6,724
        Nuclear decommissioning fund (Note 1f)..................      25,499           23,100
        Nuclear fuel, net (Note 1d).............................       8,305            7,879
            Total Utility Plant.................................     368,593          367,149

      Other Property and Investments............................       9,822            8,910

      Current Assets
        Cash....................................................       1,391            2,030
        Deposits for jointly owned electric power production
          facilities............................................       2,787            2,466
        Temporary cash investments..............................           -               97
        Accounts receivable, less reserves of $973 and $791,
          respectively (Note 1h)................................      10,593            9,523
        Unbilled revenue (Note 1b)..............................      11,458           11,824
        Materials and supplies, at average cost.................       7,254            7,889
        Fossil fuel, at average cost............................       3,333            3,833
        Stored natural gas, at average cost.....................      10,562            5,627
        Prepaid taxes...........................................       5,693            5,464
        Other prepayments.......................................       1,126            1,212
           Total Current Assets.................................      54,197           49,965
      Deferred Charges..........................................      32,752           26,713
            Total Assets........................................    $465,364         $452,737

                  CAPITALIZATION AND LIABILITIES

      Capitalization (see statement) (Note 2)...................    $310,791         $308,330

      Current Liabilities
        Preferred stock sinking fund requirements (Note 2b).....         100              100
        Interim loans - commercial paper outstanding (Note 2d)..      23,500           17,000
        Accounts payable........................................      17,890           14,113
        Accrued taxes...........................................       2,056            3,952
        Accrued interest........................................       2,810            2,890
        Other...................................................       5,998            8,619
           Total Current Liabilities............................      52,354           46,674

      Other Credits
        Accumulated deferred income taxes (Note 1g).............      54,167           74,555
        Regulatory liability (Note 1g)..........................      25,264                -
        Investment tax credit deferred (Note 1g)................      13,781           14,854
        Other...................................................       9,007            8,324
           Total Other Credits..................................     102,219           97,733
      Commitments and Contingencies (Note 5)....................           -                -
            Total Capitalization and Liabilities................    $465,364         $452,737

      The accompanying notes are an integral part of the above balance sheets.

      CONSOLIDATED STATEMENTS OF CAPITALIZATION
      At December 31
      (Thousands of Dollars)

                                                                          1993         1992
      Common Shareholders' Equity (Note 2a)
        Common stock--Par value $8 per share
          Authorized 28,000,000 shares
          Outstanding 10,719,812 and 10,697,218 shares,
            respectively............................................   $ 85,758     $ 85,578
        Amount received in excess of par value......................     26,372       26,409
        Retained income.............................................     72,865       68,380
            Total Common Shareholders' Equity.......................    184,995      180,367

      Redeemable Preferred Stock, cumulative, $25 par value,
          authorized 1,199,000 and 1,207,000 shares,
          respectively (Note 2b)
        Series E, 8.70%, 220,000 and 228,000 shares
          outstanding, respectively, less current sinking
          fund requirements of $100.................................      5,400        5,600

      First Mortgage Bonds (Note 2c)
        5.45%, 1996 Series..........................................      8,000        8,000
        8%, 1999 Series.............................................          -        8,788
        7 3/4%, 2001 Series.........................................     11,482       11,482
        6 1/2%, 2006 Series, Pollution Control Revenue Bonds,
          principal amount $8,780, less construction fund of
          $1,556 and $1,510, respectively...........................      7,224        7,270
        9 1/4%, 2016 Series.........................................          -       25,000
        8.50%, 2022 Series..........................................     40,000       40,000
        6.75%, 2027A Series, Industrial Development Revenue Bonds
          principal amount $28,000, less construction
          fund of $17,426 and $24,415, respectively.................     10,574        3,585
        6.70%, 2027B Series, Industrial Development Revenue Bonds...     19,300       19,300
        7.70%, 2028 Series..........................................     25,000            -
          First Mortgage Bonds Outstanding..........................    121,580      123,425
        Unamortized discount and premium on bonds, net..............     (1,184)      (1,062)
            Total First Mortgage Bonds..............................    120,396      122,363

           Total Capitalization.....................................   $310,791     $308,330

      The accompanying notes are an integral part of the above statements.

      CONSOLIDATED STATEMENTS OF CASH FLOWS
      For the years ended December 31
      (Thousands of dollars)

                                                             1993           1992          1991
      Operating Activities
        Net income.......................................   $24,675        $23,807       $24,880
        Income items not affecting working capital
          Depreciation and amortization..................    21,791         21,427        21,025
          Deferred income taxes..........................     3,255          2,563         3,197
          Amortization of nuclear fuel...................     2,486          2,997         3,228
          Amortization of investment tax credits.........      (803)          (759)         (893)
          Allowance for funds used during construction -
            equity funds.................................       (81)           (42)          (76)
          Other..........................................      (462)           303           179
            Net Funds Provided from Operations...........    50,861         50,296        51,540

        Changes in working capital, excluding cash,
        sinking funds, maturities, and interim loans -
          (Increase)/decrease in current assets..........    (4,871)         3,698        (5,677)
          Increase/(decrease) in current liabilities.....    (2,941)        (2,738)          377

        Other noncurrent items, net......................    (1,878)       (11,358)       (3,380)

            Cash Provided by Operating Activities........    41,171         39,898        42,860

      Financing Activities
        Common stock issued..............................       143              -           413
        Cash dividends on common and preferred stock.....   (20,190)       (19,653)      (19,248)
        Sale of First Mortgage Bonds.....................    25,000         59,300             -
        Maturities/redemptions of First Mortgage Bonds...   (33,788)       (74,464)       (4,012)
        Other decreases in First Mortgage Bonds..........      (122)          (858)         (871)
        Decrease in preferred stock......................      (200)          (200)         (200)
        Decrease/(increase) in bond construction funds...     6,943          3,526           (83)
        Increase in interim loans........................     6,500         11,400         3,500
           Cash Used for Financing Activities............   (15,714)       (20,949)      (20,501)

      Investing Activities
        Additions to utility plant and nuclear fuel......   (23,648)       (16,364)      (19,836)
          Allowance for funds used during construction -
            borrowed funds...............................       (49)           (29)          (52)
        Increase in decommissioning fund.................    (2,399)        (2,273)       (2,286)
           Cash Used for Investing Activities............   (26,096)       (18,666)      (22,174)

      Change in Cash (Note 6)............................      (639)           283           185
        Cash at Beginning of Period......................     2,030          1,747         1,562
        Cash at End of Period............................   $ 1,391        $ 2,030       $ 1,747

      The accompanying notes are an integral part of the above statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1993, 1992, and 1991

 1.  Summary of Significant Accounting Policies

     The consolidated financial statements reflect the application of certain accounting policies described in this note. Certain reclassifications, not affecting income, have been made to amounts reported in prior years to conform with presentations used in 1993.

a.   Basis of consolidation

     The financial statements include the accounts of Madison Gas and Electric Company and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

b.   Revenue recognition

     The Company records unbilled revenue on the basis of service rendered. Gas revenues are subject to adjustment clauses related to periodic changes in the cost of gas.

c.   Utility plant

     Utility plant is stated at the original cost of construction, which includes indirect costs consisting of payroll taxes, pensions and other fringe benefits, administrative and general costs, and an allowance for funds used during construction (AFUDC).

     AFUDC represents the approximate cost of debt and equity capital devoted to plant under construction. The Company presently capitalizes AFUDC at a rate of 10.70 percent on 50 percent of construction work in progress. The portion of the allowance applicable to borrowed funds is presented in the Consolidated Statements of Income as a reduction of interest expense, while the portion of the allowance applicable to equity funds is presented as other income. Although the allowance does not represent current cash income, it is recovered under the ratemaking process over the service lives of the related properties.

     Substantially, all of the Company's utility plant is subject to a first mortgage lien.

d.   Nuclear fuel

     The cost of nuclear fuel used for electric generation is being amortized to fuel expense and recovered in rates based on the quantity of heat produced for the generation of electric energy by the Kewaunee Nuclear Plant (Kewaunee). Such cost includes a provision for estimated future disposal costs of spent nuclear fuel. The Company currently pays disposal fees to the Department of Energy based on net nuclear generation. The Company has recovered through rates and satisfied its known fuel disposal liability for past nuclear generation.

     The National Energy Policy Act enacted in 1992 contains a provision for all utilities that have used federal enrichment facilities to pay a special assessment for decontamination and decommissioning for these facilities. This special assessment will be based on past enrichment, and the Company has accrued and deferred an estimate of $2.6 million for the Company's portion of the special assessment. The Company believes all costs will be recovered in future rates.

e.   Joint plant ownership

     The Company and two other Wisconsin investor-owned utilities jointly own two electric generating facilities, which account for 54 percent (325 mw) of the Company's net generating capability. Power from the facilities is shared in proportion to the companies' ownership interests. The Company's interests are 22 percent (232 mw) of the Columbia Energy Center (Columbia) and
17.8 percent (93 mw) of Kewaunee. Each owner provides its own financing and reflects its respective portion of facilities and operating costs in its financial statements. The Company's portions of these facilities, included in its gross utility plant in service, and the related accumulated depreciation reserves at December 31, were as follows (thousands of dollars):

                                  Columbia                Kewaunee
                               1993       1992         1993       1992

Utility plant..............  $ 84,620   $ 84,550     $ 56,872   $ 56,017
Accumulated depreciation...   (41,550)   (39,149)     (31,405)   (29,535)
   Net Plant...............  $ 43,070   $ 45,401     $ 25,467   $ 26,482

f.   Depreciation

     Provisions at composite straight-line depreciation rates, excluding decommissioning costs as discussed below, approximate the following percentages of the cost of depreciable property: electric, 3.5 percent in 1993, 3.3 percent in 1992, and 3.4 percent in 1991; gas, 3.5 percent in 1993,
3.5 percent in 1992, and 3.7 percent in 1991. Depreciation rates are approved by the Public Service Commission of Wisconsin (PSCW) and are generally based on the estimated economic lives of property.

     External trust funds have been established for costs associated with the future decommissioning of Kewaunee. It is estimated that the Company's share of decommissioning, which includes the cost of decontamination, dismantling, and site restoration, will be $61 million (1992 dollars) based on a site-specific study completed in 1992. Decommissioning costs (net of trust fund income), recovered through rates, are $1.3 million annually. The Company's costs accrued to date, which are recorded in accumulated depreciation, are $25 million.

g.   Income taxes

     (1) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (SFAS 109), "Accounting for Income Taxes," which replaced the deferred method of income tax accounting with the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Prior years' financial statements have not been restated to apply the provisions of SFAS 109. The principal effects on the Company's 1993 financial statements of adoption were a decrease in accumulated deferred income taxes and the establishment of a corresponding regulatory liability in the amount of $25,264,000. The cumulative effect of implementation on 1993 net earnings was insignificant.

     Accumulated deferred income taxes were increased by approximately $2,600,000 as a result of the increase in the federal statutory income tax rate from 34 percent to 35 percent for 1993.

     Investment tax credits from regulated operations are amortized over the service lives of the property to which they relate.

     (2) The Company's effective income tax rates are computed by dividing the total of current and deferred federal and state income tax expense, and income taxes included in other income, less the amortization of investment tax credits, by the sum of such expenses and net income. The differences between the federal statutory income tax rate and the Company's effective rate are as follows:

                                                1993     1992     1991

Statutory federal income tax rate............   35.0%    34.0%    34.0%
Restoration of investment tax credit.........   (2.1)    (2.0)    (2.3)
State income taxes, net of federal benefit...    6.3      6.3      5.4
Benefit of tax rate differential.............   (1.3)    (1.2)    (1.1)
Other, individually insignificant............   (1.0)    (1.1)     1.0

Effective income tax rate as computed........   36.9%    36.0%    37.0%

     (3) Deferred income tax expense for 1992 and 1991 results principally from property-related timing differences due to different depreciation methods and lives used for income tax and financial reporting purposes. The significant components of deferred tax liabilities (assets) that appear on the Consolidated Balance Sheet as of December 31, 1993, are as follows (thousands of dollars):
                                                        1993

     Property-related..............................   $58,914
     Energy conservation expenses..................     5,262
     Automated Mapping and Facilities Management
       System......................................     1,262
     Bond call premiums............................     1,027
     Nuclear fuel..................................       958
     Other, individually insignificant.............       305

        Gross deferred income tax liabilities......    67,728

     Allowance for bad debts.......................      (393)
     Deferred compensation.........................    (1,030)
     Vacation pay..................................      (718)
     Stored natural gas............................    (1,280)
     Deferred tax regulatory account...............   (10,140)

        Gross deferred income tax assets...........    13,561

     Accumulated deferred income taxes.............   $54,167

h.   Accounts receivable

     On December 17, 1990, the Company entered into an agreement to sell
$15 million of accounts receivable, without recourse, to a wholly owned subsidiary of The First National Bank of Chicago. The proceeds from the sale were used to reduce short-term debt. All billing and collection functions will remain the responsibility of the Company. Costs and fees of approximately $0.6 million for 1993 and $0.9 million for 1992 are recorded as other operating expenses.

i.   Pension plans

     The Company maintains two defined benefit plans for its employees. The pension benefit formula used in the determination of pension costs is based upon the average compensation earned during the last five years of employment for the salaried plan and career earnings for the nonsalaried plan subject to a monthly maximum.

     The Company's funding policy is to make such contributions as are necessary to finance the benefits provided under the plans. The Company's contributions meet the funding standards set forth in the Employee Retirement Income Security Act of 1974. Ratemaking practice has historically allowed the accrued pension funding amount in rates. The Company has recorded 1993 pension costs equal to the funding amount. The funding amounts were $1,075,000 in 1993, $988,000 in 1992, and $566,000 in 1991. Of these amounts,
$861,000, $805,000, and $485,000 were charged to operating expenses for the years 1993 through 1991, respectively. The plans' assets consist primarily of pooled funds invested with the Prudential Asset Management Group.

     The funded status of the plans is as follows (thousands of dollars):

At December 31:                                1993         1992

Fair value of plan assets..................   $41,905      $38,906

Actuarial present value of benefits
  rendered to date - Accumulated benefits
  based on compensation to date, including
  vested benefits of $36,332 and
  $34,155, respectively....................    37,376       34,740
Additional benefits based on estimated
  future salary levels.....................     7,693        7,708
Projected benefit obligation...............   $45,069      $42,448

Plan assets less than projected benefit
  obligation...............................    (3,164)      (3,542)

Unrecognized net asset at date of
  initial application......................       (79)        (117)
Unrecognized net loss......................       295        1,465
Unrecognized prior service cost............     1,340        1,421
Net liability..............................   $(1,608)     $  (773)

Components of net pension costs for the years ended December 31 (thousands of dollars):

                                                1993       1992       1991
Service costs (benefits earned during the
  period)...................................  $ 1,596    $ 1,381    $ 1,267
Interest costs on projected benefit
  obligation................................    3,196      2,867      2,587
Actual return on plan assets................   (3,663)    (2,933)    (5,884)
Net amortization and deferral...............      347       (168)     3,265
Regulatory effect based on funding..........     (401)      (159)      (669)
Net pension costs...........................  $ 1,075    $   988     $  566

     The net pension costs at December 31, 1993, 1992, and 1991 were based on an assumed long-term rate of return on plan assets of 9.0 percent, a weighted average discount rate of 7.5 percent, and an assumed rate of increase in future compensation levels of 5.0 percent.

     In addition to the noted plans, the Company also maintains two defined contribution 401(k) benefit plans for its employees. The Company's costs of the 401(k) plan for the years 1993, 1992, and 1991 were $186,000, $180,000, and $173,000, respectively.

j.   Postretirement benefits other than pensions

     Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that postretirement benefits be accrued over the period in which employees provide services to the Company. The Company provides health care and life insurance benefits for its retired employees and substantially all of the Company's employees may become eligible for these benefits upon retirement. Prior to adoption of SFAS 106, the Company recognized the costs of these benefits by expensing the benefits as paid.

     The Company has elected to recognize the cost of its transition obligation (the accumulated postretirement benefit obligation as of January 1, 1993) by amortizing it on a straight-line basis over 20 years. The Company's SFAS 106 obligation and cost are based on a discount rate of 7.5 percent at December 31, 1993. The assumed rate of increase in health care costs (health care cost trend rate) is 13 percent in 1993 and decreasing gradually to 5 percent in 2003, and remains constant thereafter. Increasing the health care cost trend rates of future years by one percentage point would increase the accumulated postretirement benefit obligation by $1.8 million and would increase annual aggregate service and interest costs by $233,000.

     The PSCW ruled that Wisconsin utilities are required to implement
SFAS 106 for ratemaking purposes. The Company is phasing-in, over a four-year period, the effect of implementing SFAS 106, which resulted in a regulatory asset of $382,000 at December 31, 1993.

     The Company's policy is to fund the SFAS 106 obligation through tax-advantaged vehicles. The plan's assets consist primarily of funds on reserve with an insurance company.

     The following table shows the funded status of the plan and the amounts recognized in the Company's balance sheets as of December 31, 1993.

(Thousands of dollars)                                      1993

Accumulated postretirement benefit obligation (APBO):
  Retirees.............................................  $ (3,208)
  Fully eligible active plan participants..............    (1,287)
  Other active plan participants.......................    (6,047)
     Total.............................................   (10,542)

Estimated plan assets at fair value....................     1,338

APBO in excess of plan assets..........................    (9,204)

Unrecognized transition obligation.....................     8,248
Unrecognized prior service cost........................         0
Unrecognized gain......................................       (86)

     Accrued postretirement benefit liability..........  $ (1,042)

Net periodic benefit cost for 1993 includes the following components:

(Thousands of dollars)                                      1993

Service cost...........................................    $  413
Interest cost on APBO..................................       747
Estimated return on plan assets........................      (131)
Amortization of transition obligation over 20 years....       434
Net amortization and deferral..........................        56
Regulatory effect based on phase-in....................      (382)
Net periodic benefit cost..............................    $1,137

k.   Postemployment benefits other than pensions and health care

     In November 1992, the Financial Accounting Standards Board issued
SFAS 112, "Employers' Accounting for Postemployment Benefits." The Company adopted SFAS 112 on January 1, 1994. This standard requires accrual of benefits other than pensions or health care provided to former or inactive employees. The impact of SFAS 112 on the Company's financial position and results of operations is not expected to be significant.

l.   Fair value of financial instruments

     At December 31, 1993, the carrying amount of cash and temporary cash investments approximates fair value. The estimated fair value of the Nuclear Decommissioning Fund is $27 million, and the estimated fair value of the Company's First Mortgage Bonds is $134 million, based on quoted market prices at December 31, 1993.

2.   Capitalization Matters

a.   Common stock

     In 1993, the Company issued 22,594 shares of its common stock. No shares of common stock were issued in 1992.

b.   Redeemable preferred stock

     The Company had an obligation to retire 4,000 Series E shares for $100,000 during each 12-month period ending August 1, 1993. For the 12-month periods ending August 1, 1994 through 1998, the Company has an obligation to retire 8,000 shares for $200,000. Additional Series E shares equal to the annual retirement obligations may be retired during any 12-month period ending August 1.

c.   First mortgage bonds

     The annual sinking fund requirements of the outstanding first mortgage bonds are $230,000 in 1993 and 1994, $430,000 in 1995, and $350,000 in 1996,
1997, and 1998. In addition, $8 million will be required in 1996, to retire at maturity, the 1996 Series, First Mortgage Bonds.

     On February 24, 1993, the Company issued $25 million of 7.70 percent First Mortgage Bonds, 2028 Series. The proceeds were used to redeem the outstanding $25 million of 9 1/4 percent First Mortgage Bonds, 2016 Series, effective March 24, 1993.

     On September 22, 1993, the Company redeemed the outstanding $8.8 million 8 percent First Mortgage Bonds, 1999 Series, and replaced these bonds with short-term debt.

d.   Notes payable to banks, commercial paper, and lines of credit

     For short-term borrowings, the Company generally issues commercial paper (issued at the prevailing discount rate at the time of issuance) which is supported by unused bank lines of credit. Through negotiations with several banks, the Company has $25 million in bank lines of credit. Information concerning short-term borrowings is set forth below (thousands of dollars):

At December 31:                               1993       1992       1991
Available lines of credit..................  $25,000    $20,000    $20,000
Commercial paper outstanding...............  $23,500    $17,000    $ 5,600
Bank loans outstanding.....................  $     -    $     -    $     -
Weighted average interest rate.............     3.45%      3.94%       5.8%

During the year:
Maximum short-term borrowings (includes
  bank loans)..............................  $26,000    $17,500    $ 9,000
Average short-term borrowings..............  $14,056    $ 3,448    $ 2,669
Weighted average interest rate.............     3.31%      3.70%      5.96%

3.   Segments of Business

     The table below presents information pertaining to the Company's segments of business.

For the years ended December 31              1993        1992        1991
(Thousands of Dollars)

Electric Operations
Total revenues............................ $147,201    $142,646    $146,378
Operation and maintenance expenses........   86,060      82,439      85,263
Depreciation and amortization.............   16,948      16,573      15,889
Other general taxes.......................    6,651       6,614       6,406
  Pre-tax Operating Income................   37,542      37,020      38,820
Income tax items..........................   11,104       9,988      11,166
Net Operating Income...................... $ 26,438    $ 27,032    $ 27,654

Construction and Nuclear Fuel
 Expenditures (Electric).................. $ 18,064    $ 12,548    $ 16,165

Gas Operations
Operating revenues........................ $ 96,932    $ 85,356    $ 85,822
Revenues from sales to electric utility...    2,861         860       1,213
  Total Revenues..........................   99,793      86,216      87,035
Operation and maintenance expenses........   82,727      69,043      68,344
Depreciation and amortization.............    4,843       4,854       5,136
Other general taxes.......................    1,571       1,493       1,466
 Pre-tax Operating Income.................   10,652      10,826      12,089
Income tax items..........................    2,860       2,796       3,369
Net Operating Income...................... $  7,792    $  8,030    $  8,720

Construction Expenditures (Gas)........... $  5,584    $  3,816    $  3,671

4.   Rate Matters

     In June 1993, the PSCW issued its rate order to reduce electric rates by $4.4 million and gas rates by $1.4 million for the test year ending May 31, 1994. These rates will remain in place until the next test year scheduled to begin January 1, 1995. These current rates are based on a return on common equity of 12.0 percent. These rate changes became effective on June 26, 1993.

The Company has recently switched to a calendar test year and a biennial rate process.

5.   Commitments and Contingencies

     Utility plant construction expenditures for 1994, including the Company's proportional share of jointly owned electric power production facilities and purchases of fuel for Kewaunee, are estimated to be $20 million, and substantial commitments have been incurred in connection with such expenditures. Significant commitments have also been made for fuel for Columbia.

     ANR Pipeline Company (ANR) and Northern Natural Gas Company (NNG) have both entered into settlements with their gas suppliers concerning take-or-pay provisions of gas supply contracts that are being canceled and other transition costs associated with implementation of Order 636. Known charges currently applicable to the Company for take-or-pay or transition costs on ANR are $0.3 million including interest. This is being paid to ANR as a fixed charge through December 1994. Also, a volumetric surcharge is being paid to both ANR and NNG. ANR's surcharge is applied through April 1998; NNG's is effective through May 1996; these amounts will change over time. The PSCW has approved procedures whereby the Company is allowed to recover both the fixed and volumetric take-or-pay charges in rates.

6.   Supplemental Cash Flow Information

     For purposes of the Consolidated Statements of Cash Flows, the Company considers cash equivalents to be those investments that are highly liquid with maturity dates of less than three months.

     Cash payments for interest and income taxes were as follows for the years ended December 31 (thousands of dollars):

                                               1993       1992       1991

Interest paid, net of amounts capitalized...  $11,704    $13,103    $12,880
Income taxes paid...........................  $10,954    $12,968    $13,905